WEAVER
TIDWELL
L.L.P

CERTIFIED PUBLIC
ACCOUNTANTS
AND CONSULTANTS

March 11, 2004

Securities and Exchange Commission
450 Fifth Street N.W.
Washington D.C. 20549

We have reviewed Form 8-K/A of Ness Energy International, Inc. (Commission file number 000-10301) Dated February 19, 2004.

We agree with the statements made by the issuer with the following exceptions:

   Summary

1.	We have no knowledge and, accordingly, can neither confirm nor deny Managements’ determination process for selecting new Accountants.

   Details

2.	With regards to Section (a) (ii), the accountants’ reports for each of the years ended December 31, 2002 and 2001 were modified with an explanatory paragraph regarding the Company’s ability to continue as a going concern.

3.	With regard to Section (a) (iii) we have no direct knowledge if the decision was approved by the Board of Directors.

4.	With regards to Section (b), we have no knowledge of, and can neither confirm nor deny, the experience of Rosenberg, Rich, Baker, Berman and Company P.A. nor assertions regarding consultations between the firm and the issuer.

5.	With regards to compliance with the instructions to Item 304 of Regulation S-K be advised that in our letters to the Board of Directors of the Company dated March 6, 2003 and March 15, 2002 we advised the registrant of certain reportable conditions and material weaknesses regarding the registrant’s ability to develop reliable financial statements.

Sincerely,

/s/ WEAVER AND TIDWELL, L.L.P.
WEAVER AND TIDWELL, L.L.P.

TDL/ph